EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

THIRD QUARTER 2011 FINANCIAL RESULTS

Recent Highlights Include:

•                  Commercialization activities with Senomyx’s S6973 Sucrose Enhancer continue to draw interest from major food and beverage companies

•                  New additions to Senomyx’s deep pipeline of flavor ingredients with competitive advantages:

* Recently discovered High Fructose Corn Syrup (HFCS) Enhancers enable up to a 33% reduction of HFCS while maintaining desired sweetness

* New Savory Flavors S9229 & S5456 receive GRAS (Generally Recognized As Safe) regulatory status, which allows commercialization & expands Senomyx’s offerings

•                  Improved financial results from operations compared to 2010

SAN DIEGO, CA — October 27, 2011 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the third quarter ended September 30, 2011.  Revenues were $7.1 million for the three months ended September 30, 2011, compared to $5.8 million for the three months ended September 30, 2010, a 22% increase.  Revenues were $22.8 million for the nine months ended September 30, 2011, compared to $19.2 million for the nine months ended September 30, 2010, an increase of 19%.  Net loss was $2.6 million for the three months ended September 30, 2011, compared to $3.7 million for the three months ended September 30, 2010, a 30% improvement.  Net loss was $7.1 million for the nine months ended September 30, 2011, compared to $10.2 million for the three months ended September 30, 2010, a 31% improvement.

“Senomyx continues to realize significant accomplishments in the discovery, development, and commercialization of our flavor ingredients,” stated Kent Snyder, Chief Executive Officer of the Company.  “We are very encouraged by Firmenich’s progress with their commercialization activities for our S6973 sucrose enhancer.  S6973 is a unique ingredient that allows sucrose to be reduced in products by up to 50% while maintaining the desired taste of natural sugar.  Major food and beverage companies have achieved positive consumer acceptance testing results and Firmenich has been notified of clients’ plans to launch reformulated established brands that contain S6973 during the first quarter of 2012 and throughout the year.

“Firmenich is also conducting marketing activities with Senomyx’s S2383 sucralose enhancer, which can be used to enable up to a 75% reduction in the concentration of the artificial sweetener sucralose in foods and beverages.  Client feedback from top-tier companies regarding S2383 continues to be positive and Firmenich has expanded the geographic scope of their business with new orders for S2383 in Latin America,” Snyder noted.

“In addition to our commercialized flavor ingredients, which include our Savory Flavors as well as the sweet taste enhancers, Senomyx is building a deep, longer-term pipeline of new ingredients with competitive advantages,” Snyder stated.  “Development activities are ongoing with S9632, a new sucrose enhancer that can allow the reduction of up to 50% of the sugar in product prototypes without compromising taste.  S9632 possesses advantageous physical properties that are beneficial for a broad range of beverages and foods and is expected to be complementary to S6973.  The current activities are intended to support future regulatory filings for S9632 in the U.S. and elsewhere.

“We have further strengthened our Sweet Taste Program pipeline with the recent discovery of new enhancers of high fructose corn syrup that enable up to a 33% HFCS reduction while retaining the desired sweetness profile,” Snyder added.  High fructose corn syrup is a widely used sweetener, with a worldwide market of approximately $6.3 billion.

“We are also very pleased to announce today that Senomyx has expanded our Savory Flavor offerings with S9229 and S5456, both of which have received GRAS regulatory status,” Snyder said.  “Unlike Senomyx’s GRAS sweet enhancers that have no inherent taste but are used to amplify the characteristics of a specific sweetener, each of our Savory Flavors provides a new savory taste sensation.  The taste profiles of the new Savory Flavors closely mimic MSG (monosodium glutamate), which makes them applicable for potentially a total replacement of MSG as well as the creation of new savory blends.”

The GRAS (Generally Recognized As Safe) determinations were made by the Flavor and Extract Manufacturers Association (FEMA) under the provisions of the Federal Food, Drug and Cosmetic Act administered by the United States Food and Drug Administration (FDA). The GRAS status for S9229 and/or S5456 allows usage in a wide array of applications including snack foods, beverages, soups, seasonings, gravies, condiments and relishes, cereals, baked goods, gelatins and puddings, meat, poultry, fish, milk, and egg products.

“Senomyx now has ten flavor ingredients with GRAS status, which include our Savory Flavors, sucrose and sucralose enhancers, and bitter blockers.  In each case we have been granted the GRAS designation for all of the uses and use levels requested,” Snyder commented.

“Senomyx is excited about increasing our diverse portfolio of approved and potential new flavor ingredients that could provide competitive benefits in the marketplace and an attractive mid- to long-term royalty stream for the Company,” Snyder said.  “In addition to the ingredients from our Sweet, Savory, and Bitter Blocker programs, we recently began safety profiling of a promising new Cooling Flavor in preparation for potential regulatory-focused development activities, and we are continuing discovery efforts for our Salt Taste Program.”

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of September 30, 2011, the Company is the owner or exclusive licensee of 260 issued patents and several hundred pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with products that incorporate one of Senomyx’s Savory Flavors, which are intended to reduce or replace added MSG in foods.  Nestlé is currently marketing both new and reformulated established products that contain this flavor ingredient.  Ongoing commercialization activities include launches of new and reformulated products that incorporate a Senomyx Savory Flavor in countries in Asia, Latin America, Africa, and the Middle East.  Nestlé has expanded its marketing efforts into additional countries in these regions during 2011.

As announced previously, the European Food Safety Authority (EFSA) provided a “favorable opinion” for Senomyx’s S336 and S807 Savory Flavors, which means that no further evaluation is required.  Final regulatory approval and commercialization in the European Union is contingent upon the ingredients being included in the EFSA Union List of Flavouring Substances.  Senomyx’s regulatory advisors are confident that both S336 and S807 are included on the Union List; however, timing for the publication of the Union List remains uncertain.  Approval to use Senomyx’s Savory Flavors in Europe could create a new market opportunity for Nestlé.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, has launched products that contain a Senomyx flavor ingredient in several regions, including China, North America, and most recently, an emerging country with large growth potential.  Ajinomoto has continued to expand the number of product offerings, as well as their customer base, in these important markets during 2011.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to commercialize Senomyx’s S6973 sucrose enhancer for virtually all food and specified beverage categories.  Firmenich has generated significant interest in S6973 with major food and beverage companies and has fulfilled orders and provided samples in support of consumer acceptance testing, further scale-up of the manufacturing process, and other pre-launch activities.  The strong interest from Firmenich’s clients is based on the ability of S6973 to enable a significant reduction of sucrose while maintaining the sugar taste, combined with potential cost of goods savings.

Firmenich also has exclusive worldwide rights to market S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose, as either a stand-alone ingredient or as part of a flavor system.  S2383 is applicable for use in all food and beverage product categories, including beverages, cereal, dairy products, baked goods, and confectionary products.  Products incorporating S2383 are currently being marketed in North America and Firmenich has received orders to support additional product introductions in Latin America.  In addition, Firmenich is working with other clients that are conducting evaluations of S2383 for a number of product lines.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to add to the Company’s portfolio of new flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Development activities are ongoing in support of future regulatory submissions for S9632, a new sucrose enhancer with very favorable taste and physical characteristics.  Taste tests and other evaluations indicate that S9632 may be beneficial for a broad range of beverages and other product applications.

Senomyx is also working to discover and develop new flavor ingredients that amplify the sweet taste of high fructose corn syrup (HFCS), a sweetener commonly used in many beverages.  The Company has identified enhancers that demonstrated the ability to reduce HFCS by up to 33% while retaining the desired sweetness profile in taste tests.  Additional evaluations and taste tests with the new HFCS enhancers are ongoing.  In addition, Senomyx’s activities to discover and develop natural high-potency sweeteners continue to progress.  These activities include continued expansion and high-throughput screening of plant-derived samples from the Company’s natural products library, identification of the components that show significant activity in the screening assay, and scale-up of individual components of interest for taste tests.  Preparations are underway for initiation of taste tests with promising natural sweeteners.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Two of Senomyx’s bitter blockers, S6821 and S7958, have received GRAS regulatory status.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  Two Senomyx collaborators have been conducting evaluations with bitter blockers in several products to determine potential commercial uses.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Current activities for this high-priority program include new, more targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Senomyx has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.

Cooling Flavors Program:  The goal of the Cooling Flavors Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has made significant progress with the identification of several sample classes of new cooling flavors that demonstrate a taste proof-of-concept and display cooling properties that exceed those of commonly used agents with a ten-times greater potency.  Firmenich has exclusive commercialization rights for new flavors developed under this program.  Senomyx and Firmenich have evaluated a candidate Cooling Flavor in product prototypes for use in specific applications.  Safety profiling of this promising new Cooling Flavor has begun in preparation for potential development activities in support of regulatory filings.

Financial Review:

Revenues were $7.1 million for the three months ended September 30, 2011, compared to $5.8 million for the three months ended September 30, 2010, an increase of 22%.  Revenues were $22.8 million for the nine months ended September 30, 2011, compared to $19.2 million for the nine months ended September 30, 2010, an increase of 19%.  The increases in revenues for the third quarter and the year-to-date were primarily due to the net increase in revenue associated with our Sweet Taste Program collaborations.

Research and development expenses, including stock-based compensation expense, were $7.0 million for the third quarter of 2011, compared to $6.5 million for the third quarter of 2010, an increase of 7%.  Research and development expenses, including stock-based compensation expense, were $21.6 million for the nine months ended September 30, 2011, compared to $20.0 million for the nine months ended September 30, 2010, an increase of 8%.  These increases were primarily due to increased costs for personnel-related expenses and research and development supplies, partially offset by decreases in expenses for outsourced activities.

General and administrative expenses, including stock-based compensation expense, were $2.8 million for the third quarter of 2011, compared to $3.1 million for the third quarter of 2010, a decrease of 9%.  General and administrative expenses, including stock-based compensation expense, were $8.3 million for the nine months ended September 30, 2011, compared to $9.5 million for the nine months ended September 30, 2010, a decrease of 12%  The decreases were primarily attributable to decreases in payroll and related expenses and stock-based compensation expense.

The net loss for the third quarter of 2011 improved to $0.07 per share, compared to a net loss of $0.10 per share for the third quarter of 2010.  The net loss for the nine months ended September 30, 2011 improved to $0.18 per share, compared to $0.27 per share for the nine months ended September 30, 2010.

Financial Outlook:

“As we are nearing the end of 2011, we have better visibility into our projected annual financial results,” said Tony Rogers, Vice President and Chief Financial Officer.  “We are narrowing the range of the anticipated total 2011 revenue, which is within our previously provided guidance.  We are forecasting that our expenses for the year will be lower than anticipated and our year-end cash balance will be at least $3 million higher than previously projected.”

For the full year 2011, Senomyx expects:

•                  Total revenues of $30 million to $32 million

•                  Total expenses of $40 million to $41 million, of which approximately $5 million is non-cash, stock-based compensation expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.21 to $0.26 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $53 million

“With respect to the status of our cash balance, we ended the quarter with $59.1 million in cash, cash equivalents and investments available for sale,” Rogers stated.  “In addition to the cash on our balance sheet as of the end of September, we have over $26 million in future research and development cash payments committed by our collaborators.  We also have approximately $26 million in potential payments associated with collaborator extension options and another $27 million in potential milestone payments.  Considering our current cash balance, collaborator funding commitments, as well as the anticipated future growth of our commercial revenue from our various GRAS approved products, our balance sheet remains healthy and we are well-positioned to continue to advance our programs toward commercialization,” Rogers concluded.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0869, and international callers should dial 617-213-4854, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 18152494.

Participants may pre-register for the call at any time, including up to and after the call start time, athttps://www.theconferencingservice.com/prereg/key.process?key=PN7687GJN.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste receptor technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate social responsibilities activities are described on the on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2011 financial results and anticipated financial condition; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S9632, S9229 and S5456; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients; whether the company’s portfolio of approved and potential new flavor ingredients could provide competitive benefits and an attractive mid- to long-term royalty streams; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding our continued development of S9632, the potential commencement of development activities of a new Cooling Flavor, as well as our ability to identify proteins primarily involved in the perception of salt taste. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for newer flavor ingredients, including S9632, S9229, S5456 and new Cooling Flavors may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,111	$5,809	$22,792	$19,196

Operating expenses:
Research and development (including $437, $388, $1,677 and $1,370, respectively, of non-cash stock-based compensation)	6,964	6,505	21,629	19,999
General and administrative (including $695, $752, $1,996 and $2,369, respectively, of non-cash stock-based compensation)	2,801	3,077	8,329	9,488
Total operating expenses	9,765	9,582	29,958	29,487

Loss from operations	(2,654)	(3,773)	(7,166)	(10,291)

Other income	30	26	99	60

Net loss	$(2,624)	$(3,747)	$(7,067)	$(10,231)

Basic and diluted net loss per share	$(0.07)	$(0.10)	$(0.18)	$(0.27)

Weighted average shares used in computing basic and diluted net loss per share	39,668	38,702	39,510	37,310

Condensed Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$59,050	$71,612
Other current assets	1,838	3,372
Property and equipment, net	9,860	9,688
Total assets	$70,748	$84,672

Accounts payable, accrued expenses and other current liabilities	$5,518	$7,259
Deferred revenue	28,237	37,692
Leasehold incentive obligation	5,347	6,087
Deferred rent	1,437	1,452
Stockholders’ equity	30,209	32,182
Total liabilities and stockholders’ equity	$70,748	$84,672